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                                          AMENDMENT TO CUSTODIAN CONTRACT

         Agreement made by and between State Street Bank and Trusts Company (the "Custodian") and The Gabelli Asset Fund (the "Fund").

         WHEREAS, the Custodian and the Fund are parties to a custodian contract dated December 7, 1989 as amended May 13, 1991 (the "Custodian Contract") governing the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund; and

         WHEREAS, the Custodian and the Fund desire to amend the terms and conditions under which the Custodian maintains the Fund's securities and other non-cash property in the custody of certain foreign sub-custodians in conformity with the requirements of Rule 17f-5 under the Investment Company Act of 1940, as amended;

         NOW THEREFORE, in consideration of the premises and covenants contained herein, the Custodian and the Fund hereby amend the Custodian Contract by the addition of the following terms and provisions;

         1. Notwithstanding any provisions to the contrary set forth in the Custodian Contract, the Custodian may hold securities and other non-cash property for all of its customers, including the Fund, with a foreign sub-custodian in a single account that is identified as belonging to the Custodian for the benefit or its customers, provided however, that (i) the records of the Custodian with respect to securities and other non-cash property of the Fund which are maintained in such account shall identify by book-entry those securities and other non-cash property so held by the foreign sub-custodian be held separately from any assets of the foreign sub-custodian or of others.

         2. Except as specifically superseded or modified herein, the terms and provision of the Custodian Contract shall continue to apply with full force and effect.

         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed as a sealed instrument in its name and behalf by its duly authorized representative this day of , 1995.
                                                   THE GABELLI ASSET FUND

                                                   By:    BRUCE ALPERT

                                                   Title: PRESIDENT

                       STATE STREET BANK AND TRUST COMPANY

                                                   By:    ILLEGIBLE

                         Title: EXECUTIVE VICE PRESIDENT